Exhibit 10.26

CERTAIN IDENTIFIED INFORMATION MARKED WITH “[***]” HAS BEEN OMITTED FROM THIS DOCUMENT BECAUSE IT IS BOTH (I) NOT MATERIAL AND (II) THE TYPE THAT THE REGISTRANT TREATS AS PRIVATE OR CONFIDENTIAL.

EMPLOYMENT AGREEMENT
BETWEEN MIAMI INTERNATIONAL HOLDINGS, INC.
AND SHELLY BROWN

THIS AGREEMENT is entered into as of the 1st day of January, 2022, by and between MIAMI INTERNATIONAL HOLDINGS, INC., a Delaware corporation with a principal place of business at 7 Roszel Road, Suite 1A, Princeton, NJ 08540 (“MIH” or the “Company”), and SHELLY BROWN (hereafter “Executive”).

RECITALS:

WHEREAS, the Company is engaged in the business of (i) developing, implementing, operating and/or owning exchanges for the trading of equity options, index options, currency options, cash equities, futures, digital assets and/or cryptocurrency, (ii)  developing technology for exchanges and financial institutions (including but not limited to investment banks, private equity firms and hedge funds), including technology platform kits for market, sale and/or license, (iii) providing consulting services with respect to the foregoing, and (iv) pursuing strategic and technology ventures within the exchange and financial services space (the “Business”);

WHEREAS, the Company and Executive were parties to that certain Employment Agreement dated as of April 1, 2018 (the “2018 Agreement”) whereby the Company engaged Executive as Executive Vice President - Strategic Planning and Business Development for the MIAX Exchange Group (as defined in Section 1 below) to provide certain services related to the development and operation of the Business and which 2018 Agreement expired on December 31, 2020;

WHEREAS, the Company desires to engage Executive as Executive Vice President - Strategic Planning and Business Development for the Company and to continue to engage Executive as Executive Vice President - Strategic Planning and Business Development for the MIAX Exchange Group to provide those services related to the development and operation of the Business pursuant to the terms and conditions of this Employment Agreement (“Agreement”); and

WHEREAS, Executive desires to render services as Executive Vice President - Strategic Planning and Business Development for the Company and the MIAX Exchange Group pursuant to the terms and conditions of this Agreement.

NOW, THEREFORE, in consideration of the mutual promises and covenants contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1.	Employment.

(a)             The Company hereby engages Executive as Executive Vice President - Strategic Planning and Business Development for the Company and continues to engage Executive as its Executive Vice President - Strategic Planning and Business Development for the MIAX Exchange Group. During the term of this Agreement, Executive will continue to be responsible to report to the Company’s Chairman and Chief Executive Officer (the “Chief Executive Officer” or “CEO”). Executive shall serve as Executive Vice President - Strategic Planning and Business Development for Miami International Securities Exchange, LLC (“MIAX”), MIAX PEARL, LLC (“MIAX PEARL”) and MIAX Emerald, LLC (“MIAX Emerald”) (MIAX, MIAX PEARL and MIAX Emerald are hereinafter collectively referred to as the “MIAX Exchange Group” or individually and collectively referred to as the “Exchange”).

MIH Restricted – Confidential Information of Miami International Holdings, Inc. and its subsidiaries

(b)             Executive hereby accepts such appointments subject to the terms and conditions of this Agreement.

2.             Term of Agreement. This Agreement shall commence as of January 1, 2022 (the “Effective Date”) and shall continue in effect for a period expiring on December 31, 2023, if not sooner terminated pursuant to Section 6 below (the “Initial Term”). The parties may agree by written amendment to continue this Agreement after the expiration of the Initial Period on a year to year basis (each a “Renewal Term”). During any Renewal Period, the terms and conditions of this Agreement shall continue to apply. For avoidance of doubt, references in this Agreement to the “Term” shall mean only the Initial Term or any Renewal Term, in each case as is then in effect.

3.	Executive’s Duties.

(a)             Executive agrees to devote their full business time and attention to the affairs of the Company. In the positions described in Section 1(a), Executive shall perform such duties as are assigned by the Chief Executive Officer from time to time and which duties are appropriate and consistent with such positions, including but not limited to those roles and responsibilities of Executive described in Exhibit A attached hereto (the “Duties”). Executive may also perform services for one or more other Company subsidiaries as requested by the Chief Executive Officer from time to time. Executive’s principal work location will be in the Company’s Princeton, New Jersey office unless otherwise agreed by Executive and the Company. Executive may be required to travel to New York, Philadelphia, Chicago, Miami, Minneapolis, Washington DC, Bermuda, Europe, South America and the Middle East in addition to other locations as specified from time to time by the Chief Executive Officer.

(b)             If requested by the Company, Executive will cooperate with the Company in efforts by the Company to obtain key person life insurance with respect to Executive for the Company’s benefit and will submit to all reasonable and customary examinations by the provider of such life insurance.

4.	Company’s Duties.

(a)             The Company shall:

(i)	Compensate Executive as set forth in Section 5 below.

MIH Restricted – Confidential Information of Miami International Holdings, Inc. and its subsidiaries

(ii)             Furnish Executive with a suitable office, and such equipment, supplies, instruments, and clerical and staff support as are reasonable and necessary to fulfill Executive’s Duties as set forth in this Agreement.

(iii)            Furnish Executive with such data, materials, documents, and other information as are reasonable and necessary to fulfill Executive’s Duties as set forth in this Agreement.

(iv)            Reimburse Executive for all reasonable out of pocket business expenses Executive incurs to fulfill the terms of this Agreement, approved by the Company in accordance with its policies, rules, standards, and/or procedures governing such expenses, including without limitation, those for travel, lodging, food, telephone, facsimile and other electronic voice or data transmissions. The Company shall furnish Executive with a credit card for use in connection with Company related travel, entertainment and other Company business expenses. Executive shall submit periodic reports of such expenses on forms with supporting documentation as the Company shall prescribe for its executives and the Company shall pay such in accordance with its policies and procedures in effect from time to time.

(b)             During the Term of this Agreement, the Company shall provide, at its expense, Directors and Officers liability insurance coverage relating to Executive’s acts and/or omissions as an officer and an employee of the Company and its affiliates including, but not limited to, the affiliates noted in Section 1(a) above. The limits of coverage and terms of the Directors and Officers liability insurance shall be reasonably determined by the Company.

(c)             The Company shall indemnify and hold harmless Executive from any and all claims related to Executive’s acts and/or omissions in Executive’s capacity as an officer and an employee of the Company and its affiliates including, but not limited to, the affiliates noted in Section 1(a) above during the Term of this Agreement (subject to limitations under applicable laws) including, but not limited to, tort, contract or any other type of claim whether seeking legal or equitable remedies. The foregoing indemnification obligation includes, but is not limited to, (i)  the payment of Executive’s reasonable attorneys’ fees and expenses of counsel (counsel to be selected by Executive and reasonably agreeable to the Company with such fees and expenses to be paid by the Company as submitted), (ii)  the payment of the litigation costs, expert witness fees and all other reasonable fees and expenses associated with any and all claims described herein, (iii) the payment of any and all settlements, judgments, penalties, costs, fees and/or expenses resulting from any and all claims described herein. Executive agrees to provide prompt notice to the Company of any claims subject to this indemnification obligation, to consult with the Company regarding all material aspects of the prosecution or defense of such claims and not to compromise or settle any such claims without the Company’s prior consent, such consent not to be unreasonably withheld, delayed or conditioned.

MIH Restricted – Confidential Information of Miami International Holdings, Inc. and its subsidiaries

5.	Compensation.

(a)             The Company shall pay Executive a base annual salary of $600,000 (“Base Salary”) during the Term of this Agreement in installments in accordance with the Company’s standard payroll practices for salaried employees (but no less frequently than twice a month).

(b)             Executive will be entitled to receive an annual bonus (the “Annual Base Bonus”) in an amount of up to $200,000, commencing with respect to the current year and continuing for each year occurring during the Term of this Agreement. Executive shall also be eligible to receive an additional discretionary bonus (the “Discretionary Bonus”) in an amount of up to $250,000, commencing with respect to the current year and continuing for each year occurring during the Term of this Agreement. Executive will be entitled to receive a special milestone bonus (the “Milestone Bonus”) in an amount of up to $500,000, upon the achievement during the Term of this Agreement of specified milestone events, commencing with respect to the current year and continuing for each year occurring during the Term of this Agreement. The payment and amount of the Annual Base Bonus shall be subject to the achievement by the Company and/or Executive of certain performance criteria as shall be determined by the Chief Executive Officer following consultation with the Compensation Committee of the Company (the “Compensation Committee”) and communicated to Executive in the first quarter of each applicable year of the Term. The payment and amount of any Discretionary Bonus shall be determined in the sole discretion of, and by, the Company and may be based upon achievement by the Company and/or Executive of certain performance criteria as may be determined by the Chief Executive Officer after consultation with the Compensation Committee. The payment and amount of any Milestone Bonus shall be determined in the sole discretion of, and by, the Company based upon achievement by the Company of specified milestone events communicated to Executive and Executive’s performance relative to such milestone events as determined by the Chief Executive Officer. For any year during the Term that is not a full year and with respect to which Executive has been granted and earned an Annual Base Bonus, Milestone Bonus and/or a Discretionary Bonus, Executive shall receive a pro-rated bonus, based upon satisfaction of applicable performance criteria and/or length of service in such year as applicable.

(c)             Executive shall be eligible to participate in coverage under the Company’s health, life and disability insurance, plans or programs, and other executive benefit plans or programs, if any, at least equal to the coverage generally provided to other full-time executives of the Company at the same level as Executive.

(d)             During the Term of this Agreement, the Company will provide at its expense, life insurance for Executive in an amount of $1,000,000, provided such life insurance is available at commercially reasonable rates. During the Term of this Agreement, the Company will offer Executive the opportunity to purchase additional life insurance for Executive, at Executive’s own expense, in any additional amount offered to Executive by such life insurance provider. Executive agrees to submit to all reasonable and customary examinations by the provider of such life insurance.

MIH Restricted – Confidential Information of Miami International Holdings, Inc. and its subsidiaries

(e)             Executive shall be entitled to twenty-five (25) days of vacation per year in addition to personal days and sick leave in accordance with the policies of the Company from time to time in effect for executives of the Company at the same level as Executive.

(f)             Conditioned on the receipt of all necessary corporate approvals, including approval of the Company’s Board or Compensation Committee, all of which approvals the Company will use best efforts to obtain, Executive will be granted restricted shares of the Company’s Nonvoting Common Stock (the “Restricted Shares”) as follows: (i) 21,334 in respect of previous year’s performance, (ii) 50,000 upon the execution and delivery of this Agreement and (iii) 75,000 on each of September 1, 2022 and September 1, 2023. The Restricted Shares will be subject to the terms and conditions applicable to restricted shares granted under the Company’s 2013 or 2021 Plan (or any successor stock incentive plan for employees), as applicable and as described in the restricted stock award agreement(s) (the “Restricted Stock Award Agreement(s)”) to be issued to Executive with respect to such Restricted Shares. All of the provisions with respect to vesting or forfeiture of the Restricted Shares shall be as set forth in the applicable Restricted Stock Award Agreement. The Restricted Shares will vest upon the earlier to occur of (i) the third anniversary of their grant date or (ii) the Company’s consummation of a Deemed Liquidation Event (as such term shall be defined in the Restricted Stock Award Agreement(s)). Vesting is contingent upon Executive providing services to the Company on the applicable vesting date.

(g)             Conditioned on the receipt of all necessary corporate approvals, including approval of the Compensation Committee, all of which approvals the Company will use best efforts to obtain, Executive shall be granted an option to purchase 100,000 shares of the Company’s Nonvoting Common Stock, with an exercise price equal to the higher of the fair market value or $12.89 per share (the “Option”) as of the date of the grant of the Option. The Option will be subject to the terms and conditions applicable to options granted under the Company's 2013 or 2021 Plan (or any successor stock incentive plan for employees) and as described in the stock option agreement (the “Stock Option Agreement”) to be issued to Executive. The Option will have a 10 year term and will vest ratably over a three (3) year period. Vesting will be contingent upon Executive providing services to the Company on the applicable vesting date. All Options that are not vested shall immediately vest and become fully exercisable immediately prior to a Corporate Transaction (as such terms shall be defined in the Stock Option Agreement).

(h)             Executive shall be entitled to participate in any Company sale cash pool (“Company Sale Pool”) established by the Company and made generally available to senior executives of the Company at a rate to be determined in the discretion of the Chief Executive Officer.

MIH Restricted – Confidential Information of Miami International Holdings, Inc. and its subsidiaries

6.	Termination.

(a)             For Cause. The Company shall have the right, at any time effective upon notice to Executive, to terminate this Agreement and Executive’s employment hereunder for “Cause” (as hereinafter defined). For purposes of this Agreement, “Cause” shall mean (i) failure by Executive to follow any reasonable directive, policy or instruction of the Chief Executive Officer or the Board of Directors of the Exchange or the Company; (ii) a material breach by Executive of the terms of this Agreement; (iii) malfeasance or gross negligence in the performance by Executive of Executive’s Duties; (iv) dishonesty by Executive with respect to the Company that has a material injurious effect on the Company, or (v) Executive’s conviction, or plea of guilty or no contest to, any crime involving deception, fraud or moral turpitude that has a material injurious effect on the Company or a violation of the federal securities laws. In any circumstances involving Sections 6(a)(i), 6(a)(ii), 6(a)(iii) and/or 6(a)(iv) of this Agreement, the Company must provide Executive with thirty (30) calendar days advance written notice of the conduct which the Company contends constitutes Cause and if capable of cure, allow Executive a reasonable opportunity to cure such conduct before the Company can terminate Executive for Cause. Furthermore, the Company may treat a termination of Executive’s employment as termination for Cause only after giving Executive the notice and opportunity to cure noted above and after providing Executive and their counsel an opportunity to be heard at a meeting of any committee designated by the Company’s Board of Directors for such purpose.

(b)             Good Reason. Executive shall have the right, at any time upon notice to the Company, to terminate this Agreement and Executive’s employment hereunder for “Good Reason” (as hereinafter defined) in the event Executive provides notice to the Company of the Good Reason condition within sixty (60) calendar days after the condition arises and the Company fails to cure (or if a longer cure period is required, to diligently pursue the cure of) such condition within thirty (30) calendar days of the receipt of notice. For purposes of this Agreement, “Good Reason” means (in the absence of written consent by Executive) (i) material diminution by the Company of Executive’s authority, duties and responsibilities, which change would cause Executive’s position to become one of less responsibility, importance and scope, (ii) material reduction by the Company of the Base Salary, as it may be increased from time to time, (iii) a materially adverse change in the geographic location at which Executive must perform services as described in Section 3(a) above; or (iv) any other action or inaction that constitutes a material breach by the Company of this Agreement.

(c)             Death and Disability. This Agreement and Executive’s employment will terminate upon Executive’s death. This Agreement and Executive’s employment may be terminated by the Company upon forty-five (45) calendar days’ written notice from the Company following the determination, as set forth immediately below, that Executive suffers from a Permanent Disability. For purposes of this Agreement, “Permanent Disability” means either (i) the inability of Executive to engage in substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months or (ii)  Executive is, by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months, receiving income replacement benefits for a period of not less than three (3) months under an accident and/or health plan covering employees of the Company. Executive shall be deemed to have a Permanent Disability if Executive is determined to be (i) totally disabled by the Social Security Administration or (ii) disabled in accordance with a disability insurance program, provided such definition of disabled under the program complies with the definition of Permanent Disability hereunder. Such Permanent Disability shall be certified by a physician chosen by the Company and reasonably acceptable to Executive (if Executive is then able to exercise sound judgment) or Executive’s designee. During any period that Executive fails to perform their duties hereunder as a result of a Permanent Disability (“Disability Period”), Executive will continue to receive their Base Salary and Annual Base Bonus at the rate then in effect for such period until Executive’s employment is terminated pursuant to this Section 6(c); provided, however, that payments of Base Salary so made to Executive will be reduced by the sum of the amounts, if any, that are or were payable to Executive with respect to any such salary payment under any disability benefit plan or plans of the Company and that were not previously applied to reduce any payment of Base Salary. Any payments of Base Salary during the Disability Period shall be made in accordance with the Company’s standard payroll practices for salaried employees.

MIH Restricted – Confidential Information of Miami International Holdings, Inc. and its subsidiaries

7.	Effects of Termination.

(a)             In the event that Executive’s employment is terminated for Cause pursuant to Section 6(a) hereof or by the Executive without Good Reason, (i) Executive’s employment hereunder shall immediately cease, (ii) the Company shall pay to Executive within thirty (30) calendar days after the date of termination, Executive’s accrued and unpaid Base Salary, accrued and unpaid Annual Base Bonus, accrued and unused vacation time and outstanding business expense reimbursement through the date of termination in accordance with the Company’s usual procedures, and (iii) Executive shall receive any rights and benefits to which Executive may be entitled through the date of termination (if any) provided under plans and programs of the Company, determined in accordance with the applicable terms and provisions of such plans and programs. Once the amounts referred to in clauses (ii) and (iii) are paid, however, the Company shall have no further obligation to Executive.

(b)             If Executive shall die during the Term, Executive’s employment hereunder shall immediately cease, and the Company shall pay to Executive’s estate or designated beneficiary within thirty (30) calendar days after the date of termination, Executive’s accrued and unpaid Base Salary, accrued and unpaid Annual Base Bonus, accrued and unused vacation time and outstanding business expense reimbursement through the date of termination in accordance with the Company’s usual procedures. In addition, Executive’s estate or designated beneficiary will be entitled to any rights and benefits to which Executive may be entitled through the date of termination (if any) provided under any plans and programs of the Company, determined in accordance with the applicable terms and provisions of such plans and programs. In the absence of a beneficiary designation by Executive, or if Executive’s designated beneficiary does not survive Executive, payments and benefits described above will be paid to Executive’s estate. In the event that the Company elects to terminate Executive’s employment pursuant to Section 6(c) as a result of a Permanent Disability, the Company shall pay to Executive within thirty (30) calendar days after the date of termination, Executive’s accrued and unpaid Base Salary, accrued and unpaid Annual Base Bonus, accrued and unused vacation time and outstanding business expense reimbursement through the date of termination in accordance with the Company’s usual procedures. In addition, Executive will be entitled to any rights and benefits to which Executive may be entitled through the date of termination (if any) provided under any plans and programs of the Company, determined in accordance with the applicable terms and provisions of such plans and programs.

MIH Restricted – Confidential Information of Miami International Holdings, Inc. and its subsidiaries

(c)             In the event that Executive’s employment hereunder is terminated by Executive for Good Reason pursuant to Section 6(b) hereof, or by the Company without Cause other than pursuant to Section 6(a) or 6(c), then: (i) the Company shall continue to pay to Executive, the Base Salary specified in Section 5(a) in separate, substantially equal monthly (or semi-monthly) installments until the earlier to occur of (A) the date on which the Term would have expired had the termination of Executive’s employment hereunder not occurred, or (B) the date upon which the monthly installment is payable to Executive in February of the year immediately following the calendar year during which Executive’s employment terminated, (ii) Executive shall be paid on March 1 of the year following the calendar year during which Executive’s employment was terminated, an amount equal to the Base Salary that would have been payable to Executive during the remaining balance of the Term had a termination of Executive’s employment hereunder not occurred less the total payments to Executive pursuant to Section 7(c)(i) above, (iii) Executive shall be paid within thirty (30) calendar days after the date of termination, an amount equal to the minimum Annual Base Bonus that would have been payable to Executive during the remaining balance of the Term had a termination of Executive’s employment hereunder not occurred, (iv) the Company shall provide Executive with continued health care coverage with the Company paid portion of the cost of such coverage to be provided by the Company, directly or indirectly, for the lesser of (A) twelve (12) months beginning with the termination date or (B) the balance of the Term, (v) Executive shall receive any rights and benefits to which Executive may be entitled through the date of termination (if any) provided under plans and programs of the Company, determined in accordance with the applicable terms and provisions of such plans and programs, and (vi) Executive shall be paid within thirty (30) calendar days after the date of termination, Executive’s accrued and unused vacation time and outstanding business expense reimbursement through the date of termination in accordance with the Company’s usual procedures. Anything herein to the contrary notwithstanding, the payments to Executive set forth in Sections 7(c)(i) and 7(c)(ii) shall be made in accordance with the short-term deferral exception under Treasury Regulations section 1.409A-1(b)(4). Anything herein to the contrary notwithstanding, non-renewal of this Agreement after the expiration of the Initial Term or any Renewal Term pursuant to Section 2 shall not be considered a termination of this Agreement by Company without Cause or by Executive for Good Reason.

(d)             In the event that Executive’s employment hereunder is terminated by Executive for Good Reason pursuant to Section 6(b) hereof, or by the Company without Cause other than pursuant to Section 6(a) or 6(c) hereof, within the six (6) months preceding or 24 months following a Corporate Transaction (as defined in the 2013 Plan) of the Company, then all of the terms and conditions of Section 7(c) above shall apply, provided, however, for implementing such terms and conditions of Section 7(c) the date on which the Term would have expired had the termination of Executive’s employment hereunder not occurred shall be deemed to be the second anniversary of the date of Executive’s employment termination hereunder.

(e)             In the event that any payments to which Executive becomes entitled in accordance with the provisions of Section 7(d) above or otherwise in connection with a Corporate Transaction of the Company pursuant to the terms of this Agreement or any other plan, arrangement or agreement with the Company, would otherwise constitute a parachute payment under Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”) subject to the excise tax imposed under Section 4999 of the Code, then such payments shall be subject to reduction to the extent necessary or appropriate such that Executive shall receive the greater of (i) the amount of those payments which would not constitute such a parachute payment, or (ii) the amount which yields to Executive the greatest after-tax amount of benefits after taking into account any excise tax imposed on the foregoing benefits under Section 4999 of the Code.

MIH Restricted – Confidential Information of Miami International Holdings, Inc. and its subsidiaries

(f)             Executive’s obligations pursuant to the Confidentiality Agreement provided for in Section 8 below shall survive any termination of this Agreement for any reason whatsoever.

8.	Confidentiality, Intellectual Property Rights Assignment and Non-Competition.

(a)             As a condition to Executive’s continued employment hereunder, Executive shall execute and deliver to the Company, the Company’s Confidentiality, Intellectual Property Rights Assignment and Non-Competition Agreement (the “Confidentiality Agreement”), attached hereto as Exhibit B. The parties acknowledge and agree that such Confidentiality Agreement constitutes an integral part of this Agreement and is incorporated herein in its entirety by reference. Executive’s obligations pursuant to the Confidentiality Agreement shall survive any termination of this Agreement for any reason whatsoever.

(b)             Notwithstanding anything set forth in this Agreement, the Confidentiality Agreement or other agreement between the Company and Executive, Executive understands that pursuant to the Defend Trade Secrets Act of 2016:

(x)             an individual may not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that is made (a)(i) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (b) in a complaint or other document that is filed under seal in a lawsuit or other proceeding; and

(y)             an individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the employer’s trade secrets to the attorney and use the trade secret information in the court proceeding if the individual (a) files any document containing the trade secret under seal and (b) does not disclose the trade secret, except pursuant to the court order.

9.             Warranty Against Prior Existing Restriction. Executive represents and warrants that Executive is not a party to any non-competition or other agreement that contains restrictive language which could prohibit, limit or restrict performance of any services for which Executive is engaged under this Agreement.

10.           Severability. It is the desire and intent of the parties hereto that the provisions of this Agreement shall be enforced to the fullest extent permissible under the laws and public policy of each jurisdiction in which enforcement is sought. Accordingly, if any particular provision, section, or subsection of this Agreement is adjudged by any court of law to be void or unenforceable, in whole or in part, such adjudication shall not be deemed to affect the validity of the remainder of the Agreement, including any other provision, section, or subsection. In addition, if any one or more of the provisions contained in this Agreement shall for any reason be held to be excessively broad as to duration, geographic scope, activity or subject, it shall be construed by limiting and reducing it, so as to be enforceable to the extent compatible with the applicable law as it shall then appear. Each provision, section, and subsection of this Agreement is declared to be severable from every other provision, section, and subsection and constitutes a separate and distinct covenant.

MIH Restricted – Confidential Information of Miami International Holdings, Inc. and its subsidiaries

11.           Entire Agreement. This Agreement contains the entire understanding of the parties as to the subject matter hereof and supersedes all previous verbal and written agreements as to the subject matter hereof. There are no other agreements, representations, or warranties as to the subject matter hereof not set forth herein. This Agreement supersedes and replaces the 2018 Agreement for all periods commencing upon the Effective Date. It is acknowledged and agreed by the parties that all obligations under the 2018 Agreement have been satisfied or waived.

12.           Notices. All notices or other documents under this Agreement shall be in writing and delivered personally or mailed by certified mail, return receipt requested and postage prepaid, addressed to the Company or Executive at their last known addresses. Addresses are as follows:

If to the Company:	Miami International Holdings, Inc.
7 Roszel Road, Suite 1A
Princeton, NJ 08540
Attention: Chief Executive Officer

With Copy to:	Miami International Holdings, Inc.
7 Roszel Road, Suite 1A
Princeton, NJ 08540
Attention: General Counsel

If to Executive:	to latest mailing address for Shelly Brown on record with Company

13.           Non-waiver. No delay or failure by either party to exercise any right under this Agreement, and no partial or single exercise of any right, shall constitute a waiver of that or any other right, unless otherwise expressly provided herein.

14.           Headings. Headings in this Agreement are for convenience only and shall not be used to interpret or construe its provisions.

15.           Governing Law. This Agreement shall be construed in accordance with and governed by the laws of the State of Delaware.

16.           Counterparts. This Agreement may be executed in one (1) or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

17.           Binding Effect. The provisions of this Agreement shall be binding upon and inure to the benefit of each of the parties and their respective successors and assigns.

MIH Restricted – Confidential Information of Miami International Holdings, Inc. and its subsidiaries

18.           Remedies. The parties agree that in addition to any other rights and remedies available to the Company for any breach by Executive of their obligations hereunder, the Company shall be entitled to enforce Executive’s obligations hereunder by court injunction, or court ordered affirmative action, which injunction or ordered action may restrain a future breach of this Agreement if there is reasonable ground to believe that such a breach is threatened.

19.           Attorney’s Fees. In the event of any alleged dispute, breach or default under the terms of this Agreement by either party, the prevailing party shall be entitled to recover all reasonable costs and expenses, including reasonable attorneys’ fees, incurred to enforce this Agreement, and such right shall be in addition to any and all other remedies or damages to which the prevailing party may be entitled.

20.           Prohibition Against Assignment. Executive agrees, for Executive and on behalf of Executive’s successors, heirs, executors, administrators, and any person or persons claiming under Executive by virtue hereof, that this Agreement and the rights, interests, and benefits hereunder cannot be assigned, transferred, pledged, or hypothecated in any way and shall not be subject to execution, attachment, or similar process. Any such attempt to do so, contrary to the terms hereof, shall be null and void and shall relieve the Company of any and all obligations or liability hereunder.

21.           Taxes. Any payments made pursuant to this Agreement shall be subject to any tax or similar withholding requirements under applicable federal, state or local employment or income tax laws or similar statutes or other provisions of law then in effect. This Agreement is intended to comply with the requirements of Section 409A of the Code and the regulations thereunder (“Section 409A”). To the extent that any provision in this Agreement is ambiguous as to its compliance with Section 409A, the provision shall be interpreted in a manner so that no payment due to Executive hereunder shall be deemed subject to an “additional tax” within the meaning of Section 409A(a)(1)(B) of the Code. For purposes of Section 409A, each payment made under this Agreement shall be treated as a separate payment. In addition, the right to a series of installment payments under this Agreement is to be treated as a right to a series of separate payments. Notwithstanding anything contained herein to the contrary, Executive shall not be considered to have terminated employment with the Company for purposes of this Agreement unless Executive has incurred a “termination of employment” from the Company within the meaning of Treasury Regulation §1.409A-1(h)(1)(ii) promulgated under Section 409A. Notwithstanding the foregoing, if applicable and necessary to comply with the restriction in Section 409A(a)(2)(B) of the Code concerning payments to “specified employees,” any payment made to Executive pursuant to this Agreement on account of Executive’s separation from service that would otherwise be due hereunder within six (6) months after such separation from service shall nonetheless be delayed until the first business day of the seventh (7th) month following Executive’s separation from service (or, if earlier, the date of Executive’s death). The first payment that can be made to Executive following such period shall include the cumulative amount of any payments or benefits that could not be paid or provided during such period due to the application of Code Section 409A(a)(2)(B)(i). In no event may Executive, directly or indirectly, designate the calendar year of any payment. All reimbursements provided under this Agreement shall be made or provided in accordance with the requirements of Section 409A, including, where applicable, the requirement that (i) any reimbursement is for expenses incurred during Executive’s lifetime (or during a shorter period of time specified in this Agreement), (ii) the amount of expenses eligible for reimbursement during a calendar year may not affect the expenses eligible for reimbursement in any other calendar year, (iii) the reimbursement of an eligible expense will be made on or before the last day of the calendar year following the year in which the expense is incurred, and (iv) the right to reimbursement is not subject to liquidation or exchange for another benefit. Executive further acknowledges that, while this Agreement is intended to comply with Section 409A, any tax liability incurred by Executive under Section 409A is solely the responsibility of Executive; provided, however, that in the event Executive is assessed any interest, penalty and/or additional tax under Section 409A(a)(1)(B) as a result of a failure of the shares underlying any options granted to Executive to qualify as service recipient stock under Section 409A, then the Company shall indemnify Executive for all such penalties, additional taxes and interest, and federal, state and local income taxes incurred by Executive as a result of such indemnification.

MIH Restricted – Confidential Information of Miami International Holdings, Inc. and its subsidiaries

22.	Mediation; Arbitration; Waiver of Jury Trial and Jurisdiction.

(a)             Except as otherwise provided herein to the contrary, the parties agree that the Company may, at its sole and exclusive discretion, require that any dispute, controversy or claim arising under, out of or relating to this Agreement or the employment relationship between the Company and Executive (a “Dispute”), shall be exclusively referred and subject to mediation lasting for at least a one (1) day session administered by a single mediator, to be selected by the Company. The parties agree that any mediation shall take place in Mercer County, New Jersey. The parties further agree that any agreement reached in mediation shall be binding and enforceable as a settlement agreement in a court having jurisdiction. The mediation and all communications during the mediation process (other than documents generated in the ordinary course not in connection with the mediation) shall be confidential and treated as settlement negotiations for purposes of applicable rules of evidence. Each party shall bear an equal share of the mediation costs unless the parties agree otherwise.

(b)             Except as otherwise provided herein to the contrary, the parties agree that the Company may, at its sole and exclusive discretion, require that any Dispute shall be exclusively referred to and resolved by a single arbitrator in a binding, confidential arbitration conducted by the American Arbitration Association in accordance with the Employment Arbitration Rules of that body, either initially or following unsuccessful mediation efforts. The parties agree that any arbitration shall take place in Mercer County, New Jersey. The parties further agree that any arbitration award shall be final and binding on the parties and the non-prevailing party shall, to the extent permitted by applicable law, pay all costs and expenses incurred by both of the parties in connection with such proceedings.

(c)             Executive fully understands that a Dispute subject to mandatory mediation and/or arbitration shall include any and all state or federal statutory or tort employment and labor claims or any other dispute, controversy or claim whatsoever, whether regarding the binding effect, interpretation, compensation, performance, breach and/or termination of the Agreement and/or employment relationship.

(d)             The Company and Executive expressly waive, to the fullest extent permitted by law, any right or expectation that any party may have to a jury trial of any Dispute, including any Dispute referred to mandatory mediation and/or arbitration as provided for above in this Section 22.

MIH Restricted – Confidential Information of Miami International Holdings, Inc. and its subsidiaries

(e)             If the Company or Executive files an action to enforce any rights or to resolve any matter arising under this Agreement or relating to any Dispute, and the same is not required by the Company to be referred to mediation and/or binding arbitration as provided for in this Section 22, then any such action, suit, or other legal proceeding shall be commenced only in a court of the State of New Jersey (or, if appropriate, a federal court located in New Jersey), and Executive hereby consents to the jurisdiction of such court with respect to any such action, suit or proceeding. The prevailing party in any such action, suit or proceeding shall be entitled to recover reasonable attorneys’ fees to the extent permitted by law.

23.           Representation. Executive represents and warrants that Executive has had an opportunity to review this Agreement with independent counsel of Executive’s choice.

24.           Construction. No provision of this Agreement shall be construed against or interpreted to the disadvantage of any party hereto by any court or other authority by reason of such party having or being deemed to have structured or drafted such provision.

IN WITNESS WHEREOF, the Parties have duly executed this Agreement as of the date first written above.

MIAMI INTERNATIONAL HOLDINGS, INC.

By:	/s/ Thomas P. Gallagher
Thomas P. Gallagher
Chief Executive Officer

EXECUTIVE

/s/ Shelly Brown
SHELLY BROWN

MIH Restricted – Confidential Information of Miami International Holdings, Inc. and its subsidiaries

EXHIBIT A

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MIH Restricted – Confidential Information of Miami International Holdings, Inc. and its subsidiaries

EXHIBIT B

[***]

MIH Restricted – Confidential Information of Miami International Holdings, Inc. and its subsidiaries

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